Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 4, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Key Energy Services, Inc. on Forms S-8 (File No. 333-196134 effective May 5, 2014, File No. 333-146294, effective September 25, 2007 and File No. 333-146293, effective September 25, 2007).

/s/ GRANT THORNTON LLP

Houston, Texas
March 4, 2016